 FORM 4                                                                                                      OMB Approval
                                         UNITED STATES SECURITIES AND EXCHANGE COMMISSION            ----------------------------
[ ] Check this box if no longer                     WASHINGTON, D.C. 20549                           OMB Number         3235-0287
    subject to Section 16. Form                                                                      Expires:  September 30, 1998
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP              Estimated average burden
    continue. See Instruction 1(b).                                                                  hours per response.......0.5

            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

 (Print or Type Responses)
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1.Name and Address of Reporting Person*|   2. Issuer Name and Ticker or Trading Symbol     |   6. Relationship of Reporting Person
                                       |                                                   |      to Issuer (Check all applicable)
 HANSEN         CHRIS         M.       |  FINGER LAKES FINANCIAL CORP. (SBFL)              |     __X__ Director _____ 10% Owner
-------------------------------------------------------------------------------------------|     _____ Officer (give title below)
(Last)        (First)       (Middle)   |  3. IRS or Social       |  4. Statement for       |     _____ Other (specify below)
                                       |     Security Number     |     Month/Year          |
   P.O. BOX 59                         |     of Reporting        |      OCTOBER 1998       |
---------------------------------------|     Person (Voluntary)  |-------------------------|----------------------------------------
               (Street)                |                         |  5. If Amendment,       |   7. Individual or Joint/Group Filing
                                       |                         |     Date of Original    |      (Check Applicable Line)
   HALL        NEW YORK         14463  |                         |     (Month/Year)        |  _X_ Form filed by One Reporting Person
                                       |                         |                         |  ___ Form filed by More than One
                                       |                         |                         |      Reporting Person
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(City)          (State)          (Zip) |      Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security                   | 2.Transaction | 3.Transaction | 4.Securities Acquired(A) | 5.Amount of | 6.Owner-| 7.Nature
   (Instr. 3)                          |   Date        |   Code        |   or Disposed of (D)     | Securities  | ship    | of
                                       | (Month/Day/   |   (Instr. 8)  |   (Instr. 3, 4, and 5)   | Beneficially| Form:   | Indirect
                                       |   Year)       |               |                          | Owned at End| Direct  | Bene-
                                       |               | --------------|--------------------------| of Month    | (D) or  | ficial
                                       |               |       |       | Amount | (A)  |  Price   | (Instr. 3   | Indirect| Owner-
                                       |               |  Code | V     |        |  or  |          |   & 4)      | (I)     | ship
                                       |               |       |       |        | (D)  |          |             |(Instr.4)|(Instr.4)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
COMMON STOCK, PAR VALUE $.01 PER SHARE |               |       |       |        |      |          |  3,420      |   D     |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
COMMON STOCK, PAR VALUE $.01 PER SHARE |  10/26/98     |   P   |       | 1,000  |  A   |  $10.00  |             |   I     | SHARES
                                       |               |       |       |        |      |          |             |         |  OWNED
                                       |               |       |       |        |      |          |             |         |   BY
                                       |               |       |       |        |      |          |             |         | COMPANY
                                       |               |       |       |        |      |          |             |         | BENEFIT
                                       |               |       |       |        |      |          |             |         |   PLAN
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
COMMON STOCK, PAR VALUE $.01 PER SHARE |  10/26/98     |   P   |       | 1,000  |  A   |   $9.75  |  3,980      |   I     | SHARES
                                       |               |       |       |        |      |          |             |         |  OWNED
                                       |               |       |       |        |      |          |             |         |   BY
                                       |               |       |       |        |      |          |             |         | COMPANY
                                       |               |       |       |        |      |          |             |         | BENEFIT
                                       |               |       |       |        |      |          |             |         |   PLAN
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (over)
If the form is filed by more than one person, see Instruction 4(b)(v).

FORM 4 (CONTINUED)       TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1.Title of Derivative Security | 2.Conversion | 3.Transaction | 4.Transaction | 5.Number of  | 6.Date Exer-     | 7.Title and Amount
  (Instr. 3)                   | or Exercise  | Date          |   Code        | Derivative   | cisable and      | of Underlying
                               | Price of     |               |  (Instr. 8)   | Securities   | Expiration Date  | Securities
                               | Derivative   |  (Month/Day/  |               | Acquired (A) | (Month/Day/Year) | (Instr. 3 & 4)
                               | Security     |    Year)      |               | or Disposed  |                  |
                               |              |               |               | of (D)       |--------------------------------------
                               |              |               |               | (Instr. 3,   | Date    | Expir- |        | Amount or
                               |              |               |               |  4, and 5)   | Exer-   | ation  |  Title | Number of
                               |              |               |---------------|--------------| cisable | Date   |        | Shares
                               |              |               | Code  |   V   | (A)  |  (D)  |         |        |        |
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                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
------------------------------------------------------------------------------------------------------------------------------------
 8.Price of   | 9.Number of    |  10.Ownership     | 11.Nature of  |
   Derivative |   Derivative   |     Form of       |    Indirect   |
   Security   |   Securities   |     Derivative    |    Beneficial |
   (Instr. 5) |   Beneficially |     Security:     |    Ownership  |
              |   Owned at End |     Direct (D) or |    (Instr. 4) |
              |   of Month     |     Indirect (I)  |               |
              |   (Instr. 4)   |     (Instr. 4)    |               |
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Explanation of Responses:

                                                                        /s/ Chris M. Hansen                          10/28/98
                                                                      ------------------------------------        -----------------
                                                                         CHRIS M. HANSEN                                Date



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.  If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information in this form contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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                                                                                                                     SEC 1474 (7/96)
